                                                                     EXHIBIT 10


                                VOTING AGREEMENT


         THIS VOTING AGREEMENT dated September 12, 2000, between Reliance Security Group plc, a company organized under the laws of England and Wales ("Reliance"), and Katie and Adam Bridge Partners, L.P. ("KA") and Owl-1 Partners, L.P. ("Owl" and with KA, collectively the "Shareholder").

                                   WITNESSETH

         WHEREAS, concurrently herewith, Reliance and the Shareholder, among other parties, are entering into a Stock Purchase Agreement (as such agreement may hereafter be amended from time to time, the "Stock Purchase Agreement"), pursuant to which Shareholder will sell all common stock and preferred stock of Command Security Corporation, a New York corporation (the "Company"), beneficially owned by such Shareholder to Reliance;

         WHEREAS, the Shareholder Beneficially Owns, as of the date hereof, an aggregate of 125,000 shares of common stock, $.0001 par value per share, of the Company (the "Common Stock") and 8,244.12 shares of Series A Preferred Stock, $.0001 par value per share (the "Preferred Stock"), of the Company (together with the Common Stock, the "Shares"); and

         WHEREAS, as an inducement and a condition to entering into the Stock Purchase Agreement, Reliance has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Definitions. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given to such terms in the Stock Purchase Agreement. For purposes of this Agreement:

              (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

         Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act. No representation or warranty is made hereby that the Sellers constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. Reliance understands, agrees and acknowledges that certain affiliates of the Shareholder hold discretionary authority over certain shares which are not and should not be deemed Beneficially Owned by Shareholder.






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              (b)      "Person" shall mean an individual, corporation,
partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        2.    Provisions Concerning Common Stock.

              The Shareholder hereby severally and not jointly agrees that at any meeting of the holders of Common Stock and/or Preferred Stock of the Company, however called, or in connection with any written consent of the holders of Common Stock and/or Preferred Stock of the Company, the Shareholder shall vote (or cause to be voted) all Shares that it has Beneficial Ownership of at the time of the vote, which shall be 125,000 Shares of Common Stock and 8,244.12 Shares of Preferred Stock (the "Proxy Shares") (i) in favor of (A) the issuance of the Company Warrant (as defined in the Stock Purchase Agreement) and the Shares of Common Stock issuable upon exercise of the Company Warrant,
(B) approval of the Charter Amendment (as defined in the Stock Purchase Agreement) and (C) any other transaction or matter contemplated by, in connection with, or referenced as a closing condition in, the Stock Purchase Agreement, and (ii) except as otherwise agreed to in writing in advance by Reliance, against the following actions: (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than in connection with the transactions contemplated by, in connection with or referenced as a closing condition in, the Stock Purchase Agreement); (2) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or; (3) any change in a majority of the persons who constitute the board of directors of the Company (other than in connection with the transactions contemplated by, in connection with or referenced as a closing condition in, the Stock Purchase Agreement); (4) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws (other than in connection with the transactions contemplated by, in connection with or referenced as a closing condition in, the Stock Purchase Agreement); (5) any other material change in the Company's corporate structure or business (other than in connection with the transactions contemplated by, in connection with or referenced as a closing condition in, the Stock Purchase Agreement); or (6) any other action involving the Company which is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by, in connection with or referenced as a closing condition in, this Agreement or the Stock Purchase Agreement. The Shareholder shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2. Notwithstanding the foregoing, the Shareholder shall not be prohibited from voting his Proxy Shares in favor of a reverse stock split or other recapitalization transaction to enable the Company to maintain its listing on the Nasdaq Small Cap Market.

        3.       Grant of Irrevocable Proxy; Appointment of Proxy.

                 (a) During the term of this Agreement, the Shareholder severally and not jointly hereby irrevocably grants to, and appoints, Ken Allison and Geoff Haslehurst, each in his capacity as an officer of Reliance, and any other individual who shall hereafter be designated by Reliance, and each of them individually, the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Proxy


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

Shares, or grant a consent or approval in respect of such Proxy Shares, in accordance with Section 2.

                  (b) The Shareholder represents that any proxies heretofore given in respect of the Proxy Shares are not irrevocable, and that any such proxies are hereby revoked, other than that certain Shareholders Voting Agreement dated as of the 8th day of March, 1995 by and among William C. Vassell, Gordon Robinett, John B. Goldsborough, Lloyd H. Saunders III, Peter Kikis, Steven B. Sands, Peter Nekos and Gregory J. Miller which must be revoked as a condition to Reliance's obligation to close under the Stock Purchase Agreement.

                  (c) The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the execution of the Stock Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof and that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 609
(f) of the New York Business Corporations Law.

        4. Representations and Warranties of the Shareholder. The Shareholder hereby severally and not jointly represents and warrants to Reliance as follows:

                  (a) Ownership of Shares. The Shareholder is the record holder of or Beneficially Owns the Proxy Shares. The Shareholder has voting power and power to issue instructions and grant the irrevocable proxies with respect to the matters set forth in Section 2 and Section 3 hereof, power of disposition, power of conversion, power to exercise dissenters' rights and power to agree to all of the matters set forth in this agreement, in each case with respect to all of the Proxy Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable state and federal securities laws, the terms and conditions of discretionary agreements to which the Shareholders may be subject and the terms of this Agreement.

                  (b) Power; Binding Agreement. The Shareholder has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other Agreement to which the Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity and discretion of the court before which any proceedings seeking injunctive relief or specific performance may be sought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is trustee whose consent is required for the execution and delivery of this agreement or the consummation by the Shareholder of the transactions contemplated hereby. If the Shareholder is married and the


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Shareholder's Shares (other than Shares Beneficially Owned by Shareholder without considering discretionary authority) constitute community property, this agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder's spouse, enforceable against such Person in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity and discretion of the court before which any proceedings seeking injunctive relief or specific performance may be sought.

              (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby. Neither of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby nor compliance by the Shareholder with any of the provisions hereof shall, in a manner which would be material and adverse to the ability of the Shareholder to consummate the transactions contemplated hereby or to comply with the terms hereof (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Shareholder or any of the Shareholder's properties or assets.

              (d) No Encumbrances. Except as applicable in connection with the transactions contemplated hereby, the Shares over which Shareholder has Beneficial Ownership at the time of the Closing (the "Transaction Shares") and the certificates representing the Transaction Shares will be at the time of Closing, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder in favor of Reliance.

              (e) Reliance. The Shareholder understands and acknowledges that Reliance is entering into the Stock Purchase Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

        5. Additional Covenants of the Shareholder. The Shareholder severally and not jointly hereby covenants to Reliance as follows:

               (a) Restriction on Transfer of Shares, Proxies and Non-Interference. Beginning on the date hereof and ending on the date that all of the Shareholder's obligations under Section 2 and Section 3 have terminated, except as contemplated by this Agreement or the Stock Purchase Agreement, the Shareholder shall not, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract,


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
option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Transaction Shares or any interest therein,
(ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any of the Transaction Shares into a voting trust or enter into a voting agreement with respect to any of the Transaction Shares, or (iii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder's obligations under this Agreement.

              (b) Additional Shares. The Shareholder agrees, while this Agreement is in effect the Shareholder shall not acquire, directly or indirectly, any additional shares of the Company's Common Stock or Preferred Stock.

        6. Representations and Warranties of Reliance. Reliance hereby covenants, represents and warrants to the Shareholder that it has the legal capacity, power and authority to enter into and perform all of such party's obligations under this Agreement; the execution, delivery and performance of this Agreement by Reliance will not violate or result in a breach of any other material agreement to which Reliance is a party; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly executed and delivered by Reliance and constitutes a valid and binding agreement, enforceable in accordance with its terms.

        7. Further Assurances. From time to time, for a reasonable period of time following the Closing under the Stock Purchase Agreement, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further reasonable lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

        8.    Termination; Expenses and Fees.

              (a) The covenants and agreements contained herein with respect to the Shares shall terminate in the event the Stock Purchase Agreement is terminated in accordance with its terms, except that the provisions of
Section 11 and Section 12 hereof shall survive any termination of this Agreement. No termination of this Agreement shall relieve any party of liability for a breach hereof.

              (b) Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

        9. Shareholder Capacity. To the extent an affiliate of the Shareholder is an officer and/or director of the Company, the Shareholder is not executing this Agreement and does not make any agreement or understanding herein in his or her capacity as a director or officer of the Company and nothing contained herein shall limit or affect any actions taken by the Shareholder in his capacity as a director or officer of the Company and none of such actions in such capacities


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

shall be deemed to constitute a breach of this Agreement. The Shareholder signs solely in his capacity as the record or Beneficial Owner of the Shares.

         10. Risk of Revocation of Discretionary Authority. The parties understand, acknowledge and agree that certain affiliates of the Shareholder hold discretionary authority over certain shares of Common Stock which are not and should not be deemed to be covered by this Agreement. Nevertheless, Reliance understands that such discretionary accounts may be revoked at any time and further agree that Shareholder shall have no liability for any representations, warranties, covenants, obligations or agreements with respect to shares of Common Stock for which such discretionary authority has been revoked.

         11. Sophistication. The Shareholder acknowledges that it is an informed and sophisticated investor and, together with his advisors, has undertaken such investigation as they have deemed necessary, including the review of the Stock Purchase Agreement and this Agreement, to enable the Shareholder to make an informed and intelligent decision with respect to the Stock Purchase Agreement and this Agreement and the transactions contemplated thereby and hereby.

         12. Confidentiality. Each of the parties hereto recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each party hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement or the Stock Purchase Agreement (other than the record or other Beneficial Owners of the Shares, if necessary, such party's counsel and advisors, if any, and the Company and its counsel and advisors) without the prior written consent of the other party, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures such party's counsel advises are necessary in order to fulfill such party's obligations imposed by law, in which event such party shall give notice of such disclosure to the other party as promptly as practicable so as to enable the other party to seek a protective order from a court of competent jurisdiction with respect thereto.

         13.  Miscellaneous.

              (a) Entire Agreement. This Agreement and the Stock Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

              (b) Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder's Shares (exclusive of Shares Beneficially Owned by virtue of discretionary authority) and shall be binding upon any person or entity to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares (exclusive of Shares Beneficially Owned by virtue of discretionary authority), the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.



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              (c)      Assignment.  This Agreement shall not be assigned by
operation of law or otherwise without the prior written consent of the other party, provided, that Reliance may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Reliance, but no such assignment shall relieve Reliance of its obligations hereunder if such assignee does not or cannot perform such obligations.

              (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the party to be charged thereby or, with respect to termination, as otherwise provided herein.

              (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally recognized courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:


         If to the Shareholder:

                           90 Park Avenue, 39th floor
                           New York, New York  10016
                           Facsimile:  (212) 697-8035

         and

                           Littman Krooks Roth & Ball P.C.
                           655 Third Avenue, 20th Floor
                           New York, New York  10017
                           Attention:  Mitchell Littman, Esq.
                           Facsimile:  (212) 490-2990

         If to Reliance :

                           Reliance Security Group plc
                           Boundary House
                           Cricket Field Road
                           Uxbridge, Middlesex UB81QG
                           Attention: Geoff Haslehurst
                           Facsimile: 011 441895205090

         and:              Rosenman & Colin LLP
                           575 Madison Avenue
                           New York, New York  10022-2585
                           Attention: Howard S. Jacobs, Esq.
                           Wayne A. Wald, Esq.


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

                           Facsimile:  (212) 940-8776

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

              (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein; provided that the overall intent of this Agreement, together with the Stock Purchase Agreement is achieved.

              (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the aggrieved party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

              (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

              (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

              (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

              (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

              (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising


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

in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (1) and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

              (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

              (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                        [SIGNATURES BEGIN ON NEXT PAGE]



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


         IN WITNESS WHEREOF, Reliance and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.


                         RELIANCE SECURITY GROUP PLC


                          By:
                             -------------------------------
                                  Name:
                                  Title:


                         Katie and Adam Bridge Partners, L.P.


                          By:
                             -------------------------------
                                  Name:
                                  Title: President of Corporate General Partner


                         Owl-1 Partners, L.P.


                          By:
                             -------------------------------
                             Name:
                             Title: President of Corporate General Partner





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